[FHLBank Atlanta logo]

News Release
May 23, 2013

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Declares a 2.29% Dividend for First Quarter 2013

ATLANTA, May 23, 2013 - The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved a dividend at an annualized rate of 2.29 percent for the first quarter of 2013.

“We remain focused on returning value to our financial institution shareholders through consistent dividends and strong financial results,” said FHLBank Atlanta Chair of the Board of Directors, Donna C. Goodrich. “Despite ongoing market and economic uncertainty, the Bank continues to provide reliable funding solutions to our shareholders and the communities they serve.”

The dividend rate is equal to average three-month LIBOR plus 2 percent for the period of January 1, 2013, to March 31, 2013. The dividend payout is applicable to capital stock held during that period. The dividend will be credited to shareholders' daily investment accounts at the close of business on May 30, 2013.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $4.8 billion to the Affordable Housing Program.

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